EXHIBIT 8.1

LIST OF SUBSIDIARIES

The Company presently wholly owns Far East, a Hong Kong corporation, which, in turn, owns the following corporations:

Wholly-Owned

●	Euro Tech Trading (Shanghai) Limited — a People's Republic of China corporation
●	Euro Tech (China) Limited — a Hong Kong corporation
●	ChinaH2O.com Limited — a Hong Kong corporation ( Deregistered in February 2012 )
●	Shanghai Euro Tech Limited — a People's Republic of China corporation
●	Shanghai Euro Tech Environmental Engineering Company, Ltd. — a People's Republic of China corporation
●	Chongqing Euro Tech Rizhi Technology Company, Limited — a People's Republic of China corporation
●	Rizhi Euro Tech Instrument (Shaanxi) Company Limited— a People's Republic of China corporation
●	Guangzhou Euro Tech Environmental Equipment Company Limited— a People's Republic of China corporation

Majority Owned

●	Yixing Pact Environmental Technology Company Limited — a People's Republic of China corporation
●	Pact Asia Pacific Limited — a BV1 corporation ("PACT")

Other Entities

Pact Environmental Equipment Co. Limited — a People’s Republic of China joint venture, was 60% owned by PACT, now liquidated.
Zhejiang Tianlan Environmental Protection Technology Company Limited — a People's Republic of China corporation.*
Zhejiang Jia Huan Electronic Co. Ltd., — a People's Republic of China corporation.*

* A 50 percent or less owned person accounted for by the equity method as defined by SEC rules and regulations.